EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     PRESS RELEASE

     MANAGEMENT CHANGE AT AUTOLIV IN NORTH AMERICA

     (Stockholm, June 11, 1997) -- Mr. Fred Musone, currently Chief Operating Officer of Autoliv Inc. and President of Autoliv ASP, Inc. in North America, and Mr. Robert Rapone, currently Vice President of Production of Autoliv Inc. and Vice President of Operations of Autoliv ASP, have elected to exercise their options to leave the company to pursue other interests. The change will be effective as of June 11, 1997.

     Awaiting the appointment of the successors, Autoliv ASP will be led by a management committee headed by Mr. Tom Hartman, Vice President of Design Engineering & Product Development. The committee also consists of Jacques Croisetiere, Vice President of Finance & IT; George Kirchoff, Vice President of Automotive Programs; Roger Tea, Vice President of Human Resources, and Gustaf Celsing, President of "old" Autoliv's subsidiary Autoliv North America Inc.

     Autoliv Inc. manufactures airbags for driver, passenger and side-impact applications, inflatable knee bolsters, seat belts and seat belt pretensioners, steering wheels, seat components, child seats and electronics for virtually all major automotive manufacturers in the world. Autoliv Inc. has more than 50 wholly-owned subsidiaries or joint ventures with 15,000 employees in 25 vehicle-producing countries worldwide. In addition, the Company has more research and development centers in the world, including 14 test tracks, than any other automotive safety supplier. The company's shares are listed on the New York Stock Exchange (NYSE: ALV), its Swedish depository receipts on the Stockholm Stock Exchange (SSE: ALIV) and its stock option on the Chicago Board of Option Exchange (CBOE: ALV).

     For further information, contact:

     - Gunnar Bark, Chairman and CEO, tel. +46-8-402-06-60



     Autoliv AB                                        Autoliv ASP, Inc.
     Klarabergsviadukten 70, Sec. C                    3350 Airport Road
     P.O. Box 703 81, SE-107 24 Stockholm, Sweden      Ogden, UT 84405, USA
     Tel +46 (8) 402-0600                              Tel +1 (801) 629-9800
     Fax +46 (8) 24 44 79                              Fax +1 (801) 625-4911